SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 23, 2009 (July 17, 2009)

BIOMIMETIC THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51934	62-1786244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
389 Nichol Mill Lane, Franklin, Tennessee 37067
(Address of principal executive offices)

(615) 844-1280
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2009, BioMimetic Therapeutics, Inc. (the “Company”) entered into new employment agreements with Dr. Samuel E. Lynch, the Company’s President and Chief Executive Officer, Steven Hirsch, the Company’s Executive Vice President, Orthopedics and Chief Operating Officer, Larry Bullock, the Company’s Chief Financial Officer, Earl Douglas, the Company’s General Counsel, and Dr. Russ Pagano, the Company’s Vice President, Clinical and Regulatory Affairs.

Samuel Lynch Employment Agreement

Dr. Lynch’s new Employment Agreement amends and restates his previous Employment Agreement.  Dr. Lynch’s Employment Agreement was primarily amended to address issues raised by Section 409A of the Internal Revenue Code of 1986.  Dr. Lynch’s new Employment Agreement provides for Dr. Lynch to continue serving as the Company’s President and Chief Executive Officer through December 31, 2012.  As with the previous Employment Agreement, under the new Employment Agreement on January 1, 2013 and each January 1 thereafter, Dr. Lynch’s employment period will be extended for an additional one-year period unless either party gives notice of non-extension at least 90 days prior to any such anniversary.

The changes included in Dr. Lynch’s new Employment Agreement that relate to Code Section 409A include:

1.
The Company is given the right, after consulting with and securing the approval of Dr. Lynch, to provide for the application of Code Section 409A such that the severance and other benefits provided under the Employment Agreement do not trigger any additional tax, interest, and any related penalties imposed by Code Section 409A.

2.	The Company expressly disclaims any representation or warranty that the Agreement will comply with Code Section 409A or any other provision of federal, state, local or non-United States law.

3.
The Agreement expressly states that the Company and its affiliates will not be liable to Dr. Lynch for any tax, interest, or penalties owed as a result of compensation paid under the Employment Agreement, and the Company will have no obligation to indemnify or otherwise protect Dr. Lynch from the obligation to pay any taxes pursuant to Code Section 409A.

4.
The Company shall delay the payment of any portion of severance benefits payable under the Employment Agreement as required to comply with Code Section 409A(a)(2)(B)(i) and in such event, any such amount to which Dr. Lynch would otherwise be entitled during the six (6) month period immediately following his termination of employment shall instead be accumulated through and paid or provided on the first business day following the expiration of such six (6) month period, or if earlier, the date of his death.

5.	The Agreement expressly states that severance benefits shall not be subject to the foregoing six month delay if various stated exemptions under the Tax Code apply.

6.
The Agreement provides that continuation of benefits following termination, such as for example health insurance benefits, are intended to comply with certain exemptions under Code Section 409A, but that to the extent they do not additional limitations will be placed on those benefits.

7.
No amount subject to the requirements of Code Section 409A shall become payable to Dr. Lynch as a result of a termination of employment that does not constitute a “separation from service” within the meaning of Code Section 409A.

All other material terms of Dr. Lynch’s Employment Agreement remain unchanged. As previously disclosed in the Company’s 2009 Definitive Proxy Statement, those terms are summarized below.

Dr. Lynch’s Employment Agreement provides for the Company to pay Dr. Lynch (a) an annual base salary of $410,000, subject to increase at the discretion of the Company’s Board of Directors, and (b) an annual incentive cash bonus based upon the satisfactory performance of annual goals, as may be granted by the Company’s Board of Directors or Compensation Committee.

If Dr. Lynch’s Employment Agreement is terminated (a) without cause by the Company, (b) by Dr. Lynch for good reason, or (c) by the Company electing not to renew, then the Company will provide Dr. Lynch with his base salary for eighteen months and with reimbursement for group medical insurance premiums for himself and his dependents for the 18-month period immediately following his termination.  Furthermore, all outstanding stock options, restricted stock, restricted stock units, and any other unvested equity incentives shall become fully exercisable and vested as of the date of his termination.  If the Employment Agreement is terminated (x) for cause, (y) for breach by Dr. Lynch, or (z) for expiration of the period of employment as a result of Dr. Lynch giving notice of non-extension, then no other payments will be made or benefits provided by the Company.

During the term of the Employment Agreement and for a period of 12 months thereafter, Dr. Lynch will not engage, directly or indirectly, in any business activity or enterprise in which the Company is engaged at the date of his termination and shall not disclose non-public information relating to the Company.

In the event there is a change in control during the term of the Employment Agreement and (a) within the twelve month period following such event Dr. Lynch is terminated without cause or resigns for good reason, (b) the Company elects not to renew the Employment Agreement, or (c) within three months prior to a change in control Dr. Lynch is terminated without cause or resigns for good reason, then the Company shall pay to Dr. Lynch in a lump sum 150% of his base salary and most recent annual incentive award.  In addition, the Company shall pay Dr. Lynch upon such termination or resignation, in exchange for Dr. Lynch agreeing to not solicit any of the then current customers or employees of the Company for a period of twelve months following his termination of employment, a lump sum payment of twelve months of his base salary plus an amount equal to 100% of the most recent annual incentive award.  In addition, all unvested stock options and restricted stock held by Dr. Lynch shall be deemed fully vested and immediately exercisable on the date of such change in control.

All severance compensation provided under Dr. Lynch’s Employment Agreements is expressly conditioned upon Dr. Lynch’s execution and delivery of a general release of claims.

Other Executive Employment Agreements

Mr. Bullock’s and Dr. Pagano’s new Employment Agreements replace their existing agreements that had not yet expired.  Mr. Hirsch’s and Mr. Douglas’ new Employment Agreements replace their previous agreements that expired in July 2009 and May 2009, respectively.  Each of Messrs. Hirsch’s, Bullock’s, and Douglas’, and Dr. Pagano’s new Employment Agreement (collectively “Executive Employment Agreement”) is effective as of July 17, 2009 and has a three-year term, continuing through July 16, 2012.

Under the terms of the Executive Employment Agreements, Mr. Hirsch will receive an annual base salary of $305,500, Mr. Bullock will receive an annual base salary of $245,500, Mr. Douglas will receive an annual base salary of $223,000 and Dr. Pagano will receive an annual base salary of $219,500.  Each of these base salaries is subject to review each fiscal period and to increase according to the policies and practices that the Company may adopt from time to time.  In addition, each Executive Employment Agreement provides, among other things, that he will be eligible for a discretionary annual incentive bonus based on satisfactory performance of specific milestones set mutually by the company’s chief executive officer and the executive, and the chief executive officer’s evaluation of the executive’s performance.

Under the Executive Employment Agreements, if the Company terminates the executive’s employment without cause or if the executive resigns his employment within a specified time frame following certain events defined as constructive termination (including nonrenewal of the Agreement), the executive will be entitled to receive a severance payment.  Severance payments range from six to twelve months of base salary.  Additionally, the executives are entitled to continue to receive benefits and perquisites for a period ranging from six to twelve months.  In addition, certain executives are also entitled to receive a pro-rated amount of his previous year’s incentive bonus, and for certain executives their outstanding stock options, restricted stock, restricted stock units, and other unvested equity incentives shall either become fully exercisable and vested as of the Date of Termination, or the vesting shall accelerate by twelve months.

If the executive’s employment is terminated for cause, for a material breach of the employment agreement, or resignation by the executive other than for good reason or following a constructive termination, then earned but unpaid base salary will be paid to the executive on the termination date.  No other payments will be made or benefits provided by our company.

The Executive Employment Agreements also contain a provision that in the event there is a change in control during the term of the agreements and within the twelve month period following such event the executive is terminated without cause or resigns for good reason, then all outstanding stock options, restricted stock, restricted stock units, and any other unvested equity incentives shall become fully exercisable and vested as of the date of the change in control.  In addition, upon such termination or resignation, the Company shall pay to such executive twelve months of his base salary, and shall pay certain executives a pro-rated amount of his previous year’s cash bonus.  For certain executives the salary and bonus severance payments shall be less any amount that the executive receives from a subsequent employer.

All severance compensation provided under the Executive Employment Agreements is expressly conditioned upon: (1) the executive’s execution, delivery, and non-revocation of a general release of claims; and (2) the executive complying with certain post-employment obligations including non-compete and confidentiality obligations.  In particular, for a period of 12 months following the termination of employment the executives may not: (1) disclose non-public information relating to the Company; (2) engage in certain competitive activities; or (3) solicit any of the Company’s employees.

Each of the Executive Employment Agreements also includes the same provisions relating to Code Section 409A as described above with regard to Dr. Lynch’s Employment Agreement.

All of the new Employment Agreements were approved by the Compensation Committee of the Board of Directors.

The preceding summary of the Employment Agreement is not intended to be complete, and is qualified in its entirety by reference to the full text of the Employment Agreements with Drs. Lynch and Pagano, and Messrs. Hirsch, Bullock, and Douglas, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMIMETIC THERAPEUTICS, INC.

By:	/s/ Earl Douglas
Name:	Earl Douglas
Title:	General Counsel

Date:                      July 23, 2009